EXHIBIT 4.2

CONSENT TO AMENDMENT
OF THE PURCHASE AGREEMENT FOR THE PURCHASE OF SERIES B
15% SECURED CONVERTIBLE PROMISSORY NOTES DATED JANUARY 22, 2007

Matritech, Inc. hereby consents to amend the Securities Purchase Agreement, dated as of January 22, 2007, by and among the Borrower and the purchasers party thereto (the “Series B Purchase Agreement”) as follows:

1.    To delete the last sentence of Section 4(g) of the Series B Purchase Agreement in its entirety and substitute in place thereof the following:

“In addition, the Company shall, at a special or annual meeting of stockholders, to be held no later than June 11, 2007, offer proposals (the “Stockholder Proposals”) for stockholder approval (as required by the applicable rules and regulations of AMEX) with respect to the transactions contemplated by the Transaction Documents, including proposals approving (i) the issuance of shares upon conversion of the Series B Notes, as payment of interest on the Series B Notes, or upon the amortization of the Series B Notes, at a price below $0.63 (the “Conversion Floor Price”); (ii) the issuance of shares upon exercise of the Series B Warrants pursuant to the full ratchet antidilution provisions in the Series B Warrants at a price below $0.63 (the “Warrant Floor Price”); and (iii) if the Company determines it is necessary in order to be able to satisfy its obligations relative to the issuance of Conversion Shares and Warrant Shares under the Series B Notes and Series B Warrants, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, with the recommendation of the Company’s Board of Directors that such proposals be approved, and the Company shall use its best efforts to solicit proxies from its stockholders in connection therewith in favor of such proposals and all management-appointed proxyholders shall vote their proxies in favor of such proposals.”

IN WITNESS WHEREOF, said Matritech, Inc. has caused this Consent to be signed by Stephen D. Chubb, its Chief Executive Officer, this 28th day of February, 2007.

Matritech, Inc. By: /s/ Stephen D. Chubb Name: Stephen D. Chubb Title: Chief Executive Officer